Exhibit 99.1

Ludvik Capital Announces a Dividend Stock Split

WILMINGTON, De, August 17th, 2007.  Ludvik Capital, Inc. ("Ludvik") (LDVK.PK) today announced a dividend forward stock split effective August 31st, 2007.

Shareholders will receive one new share for each issued share of the capital of the corporation for common shareholders of record August 31, 2007. It is anticipated that the new shares will be issued on September 14, 2007. The par value of the Company’s common shares will remain unchanged.

The company also announced its intention to apply for listing in the American Stock Exchange. It anticipates that the listing will be completed by the end of the year.

Ludvik Capital, Inc makes investments in public and private companies. It provides long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies in a variety of industries. (www.ludvikcapital.com). The investments and development of the properties are subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the actions of federal, state, or local governments and agencies. Ludvik Capital, Inc may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond Ludvik Capital, Inc’s control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

CONTACT:

Ludvik Capital, Inc.
Frank Kristan, President
Phone: (206) 984-3470